As filed with the Securities and Exchange Commission on January 26, 2005 Registration No. _____________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                             PATAPSCO BANCORP, INC.
             (exact name of registrant as specified in its charter)

         MARYLAND                                      52-1951797
         --------                                      ----------
(State or other jurisdiction of             (IRS Employer Identification No.)
 incorporation or organization)



                             1301 MERRITT BOULEVARD
                          DUNDALK, MARYLAND 21222-2194
                                 (410) 285-1010
              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                PATAPSCO BANCORP, INC. 2004 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)
                        --------------------------------

                                                    COPIES TO:
JOSEPH J. BOUFFARD                                  JOEL E. RAPPOPORT
PRESIDENT AND CHIEF EXECUTIVE OFFICER               MULDOON MURPHY & AGUGGIA LLP
PATAPSCO BANCORP, INC.                              5101 WISCONSIN AVENUE, N.W.
DUNDALK, MARYLAND  21222-2194                       WASHINGTON, D.C.  20016
(410) 285-1010                                      (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

=====================================================================================================
                                             Proposed        Proposed Maximum
Title of Securities       Amount         Maximum Offering   Aggregate Offering       Amount of
 to be Registered   to be Registered     Price Per Share          Price           Registration Fee
-----------------------------------------------------------------------------------------------------
   Common Stock
  $.01 par Value        130,146 (2)      $13.00(3)             $1,691,898           $215.00

=====================================================================================================
(1)   Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Patapsco Bancorp, Inc. 2004 Stock
      Incentive Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment to the outstanding common stock of Patapsco Bancorp, Inc. (the "Common Stock")
      pursuant to 17 C.F.R. ss.230.416(a).
(2)   Represents the total shares which may be issued under the Plan. 40,146 of the shares of Common
      Stock registered will be issued solely to satisfy the Registrant's existing obligation to deliver
      Common Stock pursuant to deferred compensation awards made before adoption of the Plan. The remaining shares of Common Stock may be issued upon the exercise of options or share appreciation rights or upon the vesting of restricted shares, performance awards or deferred stock units under the Plan.
(3)   Estimated solely for the purpose of calculating the registration fee. The average of the high and low price of the Common Stock as reported on January 21, 2005 in accordance with
      17 C.F.R. ss.230.457(c).


THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SS.230.462.

PATAPSCO BANCORP, INC.

PART I   INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Patapsco Bancorp, Inc. 2004 Stock Incentive Plan (the "Plan") specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for the Registration Statement.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

      The following documents filed or to be filed by Patapsco Bancorp, Inc. (the "Registrant" or the "Corporation") with the SEC are incorporated by reference in this Registration Statement:

      (a) The Corporation's Form 10-QSB for the fiscal quarter ended September 30, 2004 (File No. 000-28032), filed with the SEC on November 15, 2004.

      (b) The Corporation's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, which includes the consolidated statements for the year ended June 30, 2004 for the Registrant, together with the related notes and report of Beard Miller Company LLP, filed with the SEC on September 28, 2004 (File No. 000-28032) and subsequently amended on December 23, 2004.

      (c) The description of the Registrant's common stock contained in the Registrant's Form 8- A (File No. 000-28032), as filed with the SEC pursuant to
Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), and rule 12b-15 promulgated thereunder, and as declared effective on March 29, 1996.

      (d) All documents filed by the Registrant and the Plan, where applicable, pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

      ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Directors, officers and employees of the registrant may be entitled to benefit from the indemnification provisions contained in the Maryland General Corporation Law (the "MGCL") and the registrant's Articles of Incorporation. The general effect of these provisions is summarized below.

      In accordance with Section 2-418 of the MGCL, directors, officers and employees of the Company generally shall be indemnified in the defense of a proceeding if they are successful, on the merits or otherwise, and in other circumstances unless (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit, in money, property or services; or, (iii) in the case of a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. Additionally, a director may not be indemnified with respect to any proceeding by or in the right of the Company in which the director shall have been adjudged to be liable to the Company. Directors and officers may be provided for judgments, fines, settlements, and expenses, including attorney's fees, incurred in connection with any threatened, pending, or completed action, suit, or proceeding other than an action by or in the right of Patapsco Bancorp. This applies to any civil, criminal, investigative or administrative action provided that the director or officer involved acted in good faith, in a manner he or she reasonably believed to be in or not opposed to the best interests of Patapsco Bancorp and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

      Articles XVII of the Company's Articles of Incorporation sets forth circumstances under which directors, officer, employees and agents may be insured or indemnified against liability which they may incur in their capacities:

                                  ARTICLE XVII
                                 INDEMNIFICATION

      A. The Corporation shall indemnify, to the fullest extent permissible under the Maryland General Corporation Law, any individual who is or was a director, officer, employee or agent of the Corporation, and any individual who serves or served at the Corporation's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, in any proceeding in which the individual is made a party as a result of his service in such capacity.

      B. (1) Reasonable expenses incurred by any person identified in paragraph A of this Article XVII who is a party to a proceeding will be paid or reimbursed by the Corporation in advance of the final disposition of the proceeding upon receipt by the Corporation of: (i) a written affirmation by such person of his good faith belief that the standard of conduct necessary for indemnification by the Corporation as authorized in this Article XVII has been met; and (ii) a written undertaking by or on behalf of such person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

            (2) The undertaking required by subparagraph (ii) of paragraph (1) of this subsection shall be an unlimited general obligation of such person but need not be secured and may be accepted without reference to financial ability to make the repayment.

      C. Nonexclusive. The indemnification and advance payment of expenses
         ------------
provided by paragraphs A and B shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      D. Continuation. The indemnification and advancement of expenses provided
         ------------
by this Article XVII shall be deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this Article XVII shall not affect any rights or obligations then existing with respect to 2 any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A and B shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to his heirs, executors and administrators.

      E. Insurance. The Corporation shall purchase and maintain insurance on
         ---------
behalf of any person who holds or who has held any position named in paragraph A, against any liability incurred by him in any such position, or arising out of his status as such, whether or not the Corporation would have power to indemnify him against such liability under paragraphs A and B.

      F. Intention and Savings Clause. It is the intention of this Article XVII
         ----------------------------
to provide for indemnification to the fullest extent permitted by the General Corporation Law of the State of Maryland, and this Article XVII shall be interpreted accordingly. If this Article XVII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article XVII that shall not have been invalidated and to the full extent permitted by applicable law. If the General Corporation Law of the State of Maryland is amended, or other Maryland law is enacted, to permit further or additional indemnification of the persons defined in this Article XVII.A, then the indemnification of such persons shall be to the fullest extent permitted by the General Corporation Law of the State of Maryland, as so amended, or such other Maryland law.

      Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

      None.

ITEM 8. EXHIBITS

      The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

      List of Exhibits (filed herewith unless otherwise noted):

      5.0 Opinion of Muldoon Murphy & Aguggia LLP as to the legality of the common stock to be issued.
      10.0   Patapsco Bancorp, Inc. 2004 Stock Incentive Plan(1)
      23.1 Consent of Muldoon Murphy & Aguggia LLP (contained in the opinion included as Exhibit 5.0)
      23.2   Consent of Beard Miller Company LLP
      24.0   Power of Attorney (contained on the signature pages).
------------------------------------
(1) Incorporated herein by reference to Appendix A in the definitive 14A proxy statement (SEC No. 000-28032) filed with the SEC on September 28, 2004.

ITEM 9. UNDERTAKINGS

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information or prospectus required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
            Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      THE REGISTRANT.

      Pursuant to the requirements of the Securities Act of 1933, Patapsco Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dundalk, Maryland on January 26, 2005.

                 PATAPSCO BANCORP, INC.


                 By: /s/ Joseph J. Bouffard
                     -----------------------
                     Joseph J. Bouffard
                     President and Chief Executive Officer
                     (principal executive officer)

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Bouffard) constitutes and appoints Thomas P. O'Neill and Mr. Bouffard hereby constitutes and appoints Mr. O'Neill, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully, and to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his or her substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


     Name                            Title                          Date
     ----                            -----                          ----


/s/ Joseph J. Bouffard        President, Chief Executive        January 26, 2005
----------------------        Officer and Director
Joseph J. Bouffard            (principal executive officer)



/s/ Michael J. Dee            Senior Vice President and         January 26, 2005
----------------------        Treasurer
Michael J. Dee                (principal accounting and
                              financial officer)

/s/ Thomas P. O'Neill         Chairman of the Board             January 26, 2005
---------------------
Thomas P. O'Neill



/s/ Douglas H. Ludwig         Director                          January 26, 2005
---------------------
Douglas H. Ludwig



/s/ Nicole N. Glaeser         Director                          January 26, 2005
---------------------
Nicole N. Glaeser



/s/ William R. Waters         Director                          January 26, 2005
---------------------
William R. Waters



/s/ Gary R. Bozel             Director                          January 26, 2005
---------------------
Gary R. Bozel



/s/ J. Thomas Hoffman         Director                          January 26, 2005
---------------------
J. Thomas Hoffman


                                  EXHIBIT INDEX
                                  -------------

                                                                             Sequentially
                                                                                Numbered
                                                                                  Page
Exhibit No            Description                      Method of Filing         Location
----------   -----------------------------------     ---------------------      ---------
  5.0        Opinion of Muldoon Murphy & Aguggia     Filed herewith.
             LLP

 10.0        Patapsco Bancorp, Inc. 2004 Stock       Incorporated by reference.
             Incentive Plan

 23.1        Consent of Muldoon Murphy & Aguggia     Contained in the opinion
             LLP                                     included as Exhibit 5.0.

 23.2        Consent of Beard Miller Company LLP     Filed herewith.

 24.0        Power of Attorney                       Located on the signature
                                                     page.

